Confidential

Translation Version Solely for Reference

SOFTWARE SUB-LICENSE AGREEMENT BY EWORLD INFORMATION TECHNOLOGIES (SHANGHAI) CO., LTD. SHANGHAI EWORLDCHINA INFORMATION TECHNOLOGIES CO., LTD

DATED May 11, 2007

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This Software Sub-License Agreement (the “Agreement”) is entered into in Shanghai, the PRC as of May 11,

2007 by the following parties:

EWORLD INFORMATION TECHNOLOGIES (SHANGHAI) CO., LTD. (“EWORLD”) Contact Address: 1088 South Pudong Road, Suite 1603, Shanghai, People’s Republic of China

SHANGHAI EWORLDCHINA INFORMATION TECHNOLOGIES CO., LTD

(“EworldChina”)

Contact Address: Room 6006, Building 14, 528 Yanggao North Road, Shanghai, People’s Republic of China

EWORLD and EworldChina may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	In accordance with the Introduction Agreement Concerning Software License among SIDUS CO., LTD. (“SIDUS”), EWORLD and Shanghai Pudong Import&Export Co., Ltd. dated May 11, 2007 (“SIDUS

License Agreement”), SIDUS has licensed EWORLD to operate exclusively the Localized Game (as defined below) in the Territory (as defined below);

2.	EworldChina wishes to acquire exclusive rights to deal, market, use, distribute, publish and sell the Localized Game in the Territory;

3.	EWORLD intends to sub-license the Localized Game to EworldChina in accordance with the provisions of SIDUS License Agreement.

Now, therefore, upon friendly consultations, the Parties hereby agree as follows:

1. DEFINITIONS.

Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

1.1

“Client Software” shall mean the software component of the Game and/or the Localized Game (as the case may be) sold, provided and/or distributed to Subscribers and, thereafter, loaded into such

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Subscribers’ personal computers.

1.2	“Laws” shall mean any and all applicable laws, rules, regulations, ordinances, standards or other binding regulatory documents pertaining to any of either Party’s activities in connection with this Agreement.

1.3	“Day” or “Days” shall mean calendar day or days unless otherwise specified in this Agreement.

1.4	“Game” shall mean any and all versions of the Internet game titled as “Battle Zone”(the Chinese name of which is “x”), which can be played by a Subscriber with other Subscribers by installing the Client Software onto such Subscriber’s computer and then accessing the Server Software via the Internet.

For the avoidance of doubt, this Agreement shall also apply to the Upgrade Versions (as defined below) of the Game that may be developed and/or released after the date of this Agreement, but shall not apply to any Sequels of the Game.

1.5	“Localized Game” shall mean a “fully-localized” version of the Game, the language of which shall have been translated from Korean to Mandarin Chinese (using simplified characters).

1.6	“Promotional Materials” shall mean any and all marketing, advertising and/or other promotional materials relating to the Localized Game.

1.7	“Sequel” shall mean any game, which will be developed and/or released after the date of this Agreement, and the content therein is substantially different from the Game.

1.8	“Server Software” shall mean the system software and proprietary database (including the content and records located in such database) components of the Game and/or Localized Game located on servers connected to the Internet.

1.9	“Subscribers” shall mean the end users of the Game who initiate their use thereof within the Territory from EworldChina.

1.10	“Territory” shall mean the geographical territory of the People’s Republic of China (“PRC”), excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan solely for the purpose of this Agreement.

1.11	“Upgraded Version” shall mean a new version of the Localized Game that contains patches, upgrades, enhancements and/or new functionality not contained in the prior version of the Localized Game. For the avoidance of doubt, Upgraded Version does not include any Sequel of the Game.

1.12	“Agreement Date” shall mean the date on which the Parties duly enter into this Agreement.

1.13	“EworldChina Revenue” shall mean all the income received by EworldChina during its operation of

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the Localized Game in accordance with this Agreement, which includes but not limit to the income of the pre-paid game cards, income from game relevant advertisement and income of Derivative Merchandise of the Game. The EworldChina Revenue calculated shall deduct the commission paid to relevant distributors and service fees paid to relevant payment platform service providers in the sale of the pre-paid game cards by EworldChina.

2. TERM

2.1

The Parties hereby have confirmed this Agreement shall have effect once the Parties officially sign this Agreement. This Agreement shall not expire, unless (1) the Parties terminate this Agreement in accordance with the provisions hereof or after consultation, or (2) SIDUS License Agreement is terminated (whichever is earlier).

2.2

The Parties agree to enter into discussions for renewal of this Agreement at least 90 Days before the expiry of the Term. Provided that SIDUS License Agreement remains effective, for the benefits of Subscriber in the Territory, if the Parties fail to sign the renewal contract before or on the expiry date of the Term, this Agreement will continue to be effective and binding for an additional 30-Dayperiods after expiry of the Term. Provided that SIDUS License Agreement remains effective, if EWORLD intends to sub-license any third party to operate the Localized Game in the Territory during the 30 Days immediately following the expiration of this Agreement, EWORLD shall notify EworldChina timely and provide EworldChina with relevant commercial terms of the intended sub-license. EworldChina has right of refusal to obtain a sub-license to operate the Localized Game in the Territory under equal conditions and shall have the right to decide whether to exercise such right of first refusal within 30 Days of receiving such notice.

3. GRANT OF RIGHTS.

3.1

In accordance with the terms and conditions hereof, EWORLD hereby grants to EworldChina the exclusive, non-sub-licensable and non-transferable right and license to manufacture, market, promote, use, distribute, publish and sell the Localized Game to Subscribers in the Territory during the Term. EWORLD hereby confirms that EworldChina shall have the same right of manufacturing, marketing,

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promoting, using, distributing, publishing and selling the Localized Game to Subscribers as EWORLD under SIDUS License Agreement, which is subject to SIDUS License Agreement and upon the sub-license regarding the Localized Game granted by EWORLD to EworldChina in accordance with this Agreement. In regard to the right and license enjoyed by EworldChina under SIDUS License Agreement and obligations performed by SIDUS to EworldChina, EWORLD agrees to make its best efforts to procure the obtainment of such right and license by EworldChina and the performance of SIDUS obligations.

3.2	EworldChina agrees that it will not distribute or sell the Localized Game to any party or under any circumstance where EworldChina is fully aware that such activity ultimately will result in the use of the Localized Game outside of the Territory.

3.3	EworldChina shall exercise directly its right and license granted hereunder unless otherwise allowed by EWORLD in advance and except for the performance by other party (parties) as entrusted by EworldChina of minor rights and obligations, which performance does not involve the source code and content of the Game.

3.4	EworldChina agrees that it may not, and may not permit any other party to copy, modify or adapt all or any part of the Localized Game, except as expressly permitted by this Agreement or by EWORLD’s prior and express written consent. EworldChina agrees that it may not disassemble, decompile, reverse assemble, reverse engineer or otherwise attempt to recreate the source code or extract any trade secrets from the Localized Game without EWORLD’s prior written consent.

3.5	For the purposes of operation, use, promotion, distribution and marketing of the Localized Game under this Agreement and at the written request of EworldChina, EWORLD shall transfer or license to EworldChina any and all intellectual properties regarding the Localized Game and the Promotional Materials.

3.6	EWORLD confirms, EworldChina shall be entitled to directly or indirectly conduct the design, production, agency and dissemination of the advertisement regarding the Localized Game. The aforesaid advertisement includes without limitation in-game visual advertisement and banner advertisement in connection with the Localized Game but the content of such advertisement may not be defamatory, libelous, slanderous or obscene, may not contain any material which violates or infringes any Intellectual Property Right of any person or entity or may not be inconsistent with the general character or quality of the Localized Game.

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4.	DELIVERY OF GAME.

4.1	The Parties confirm that SIDUS will deliver the Localized Game to EworldChina in accordance with SIDUS License Agreement no later than May 31, 2007.

4.2	EWORLD shall be responsible to deliver each Upgraded Version of the Localized Game to EworldChina in a prompt manner for no further consideration or procure SIDUS deliver each Upgraded Version of the Localized Game to EworldChina. The upgrades and enhancements contained in each Upgraded Version shall be consistent with the product plans of SIDUS, and EWORLD shall inform SIDUS of EworldChina’s suggestions regarding the development of Upgraded Version and use its best efforts to procure acceptance of such suggestions by SIDUS.

5.	MARKETING EFFORTS.

5.1	EworldChina shall market the Localized Game based on the requirements of EWORLD. As requested by EWORLD, EworldChina shall use its best efforts to advertise, market and distribute the Localized Game in the Territory and, in doing so, shall ensure that its marketing, promotion and advertising activities (collectively “Marketing Activities”) are in accordance with high quality and good taste and will be comparable to the high quality Marketing Activities in the Territory for competitive products.

5.2	Prior to using any game materials or Promotional Materials, EworldChina shall submit such game materials or Promotional Materials to EWORLD whereby EWORLD will forward them to SIDUS for mutual checking and verification, or EworldChina, by request of EWORLD, shall submit such game materials or Promotional Materials to SIDUS for mutual checking and verification in accordance with SIDUS License Agreement. However, any and all game materials or Promotional Materials that EWORLD or SIDUS provides to EworldChina shall be deemed as having been already approved by EWORLD or SIDUS unless EworldChina has been otherwise notified in an express manner by EWORLD or SIDUS prior to EWORLD or SIDUS’s provision of such materials. EWORLD shall provide or procure SIDUS to provide EworldChina with the game texts, artworks, technical manual of and other information on the current available version of the Game as Promotional Materials to help achieve wide distribution of the Localized Game in the Territory.

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5.3	Without EWORLD’s prior written consent, EworldChina shall not distribute any free Promotional Item.

5.4	EworldChina shall be entitled to adopt integrated marketing strategy when marketing the Localized Game. To be specific, EworldChina shall be entitled to market the Localized Game together with other game titles except those that have direct competing relationships with the Localized Game.

EworldChina and EWORLD or SIDUS may enter into separate agreement(s) regarding the integrated marketing.

6.	PAYMENTS.

6.1	As consideration for the sub-license of the Localized Game granted by EWORLD to EworldChina hereunder, EworldChina shall pay EWORLD the royalties in accordance with the terms and conditions of this Agreement. The royalties shall be calculated as follows: Royalties=EworldChina Revenue*40%

6.2	The royalties shall be settled on a quarterly basis. EworldChina shall pay the royalties of the prior three (3) months before January 10, April 10, July 10 and October 10 of each year.

The Parties agree that the starting date when EworldChina shall pay EWORLD the royalties in accordance with the calculation standards stipulated under this Agreement shall be April 1, 2007.

6.3	The Parties shall respectively file and pay, in accordance with the laws, the taxes involved in the transactions hereunder.

6.4	Based on the requirements of EWORLD, EworldChina shall submit the relevant materials stipulated by SIDUS License Agreement to EWORLD or by request of EWORLD, EworldChina shall submit such materials directly to SIDUS in accordance with the provisions of SIDUS License Agreement.

6.5	EworldChina shall prepare detailed, complete and accurate account books and statements regarding the operation of the Localized Game and shall keep all of its detailed records, contractual and accounting documents and company documents in relation to the operation of the Localized Game at its place of principal business for one year after the termination of the Term. EworldChina shall approve the review conducted by SIDUS of the account books and statements of EworldChina in accordance with SIDUS

License Agreement.

7. SERVICES.

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7.1

During the Term of this Agreement, EWORLD shall provide EworldChina, or ensure SIDUS to provide EworldChina in accordance with SIDUS License Agreement, with the technical support necessary for EworldChina to operate the Localized Game in the Territory. Such technical support includes without limitation:

(1)	Provision of technical support provided via telephone and email during normal business hours in connection with the installation, maintenance, testing, upgrading and operation of the Localized Game and the relevant servers;

(2)	Delegation of its certified engineers to the site designated by EworldChina for the technical support of the foregoing (1) in the Territory upon request by EworldChina;

(3)	Provision to EworldChina with seven (7) Days a week, twenty-four (24) hours a Day technical support via the telephone and email in case of emergency;

(4)	Continuous idea exchange with EworldChina on the operation of the Localized Game and making its best effort to enhance its technical support to solve any issues;

(5)	Improvement of the response time to request for technical support from EworldChina; in particular, for normal request, the initial response time shall not exceed forty-eight (48) hours, and for urgent request, the response time shall not exceed twenty-four (24) hours.

7.2	The Parties shall use their best efforts to protect the servers of the Localized Game from hacking. In the event EworldChina discovers any hacking activities, it shall submit to EWORLD or SIDUS a written report describing the nature of such activities via e-mail or by facsimile. EWORLD agrees to use its best efforts to respond to the reported hacking activities on an urgent basis and to solve the hacking problems, or procure SIDUS to respond to the reported hacking activities on an urgent basis and to solve the hacking problems in accordance with SIDUS License Agreement.

8. COVENANTS OF THE PARTIES.

8.1 EworldChina covenants to EWORLD that:

(1)	For the operation of the Localized Game in accordance with this Agreement, EworldChina shall observe all applicable laws including, but not limited to, completion of all registrations and filings necessary for the sub-license and the operation of the Localized Game hereunder in accordance

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with the Laws and obtainment of all the licenses and approvals required by the Laws;

(2)	In the event EworldChina detects any potential or suspected defect in the Localized Game, it shall notify EWORLD or SIDUS promptly in writing and no later than ten (10) Days after EworldChina becomes aware of the same.

8.2	EWORLD covenants to EworldChina that:

	(1)	EWORLD shall be entitled to sub-license EworldChina to operate the Localized Game in accordance with SIDUS License Agreement, and EWORLD has gained SIDUS’s approval regarding sub-license hereunder. However, the right enjoyed by EWORLD to sub-license EworldChina hereunder shall be subject to the right granted by SIDUS to EWORLD under SIDUS

License Agreement;

	(2)	EWORLD shall make its best effort to perform its obligations under SIDUS License Agreement diligently to maintain the effectiveness of SIDUS License Agreement during the Term.

9.	CONFIDENTIALITY CLAUSE.

9.1	During the Term and after the termination of this Agreement, the Parties shall (1) keep the Confidential Information confidential; (2) not disclose the Confidential Information to any person without the prior written consent of the Disclosing Party; and (3) not use the Confidential Information for any purpose other than the performance of this Agreement.

9.2	Section 9.1 shall not apply to any Confidential Information as follows:

(1) Information which enters into the public domain without breach of this Agreement by the

Receiving Party;

(2) Information which the Receiving party legally learns from a third party; or

(3) Information which the Disclosing Party discloses as required by Laws or a court or a securities regulatory body with competent jurisdiction.

9.3	For the purpose of this Section, the “Confidential Information” shall mean the information which a party (“Disclosing Party”) discloses to the other party (“Receiving Party”) all information with confidentiality nature including but not limited to any documents, data and data concerning the operation, business plan, know how (including management know how), trade secrets and business opportunities.

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9.4	Each Party shall ensure its employees, directors, officers, agents, contractors and consultants to comply with this Section.

10. TERMINATION.

10.1

The Parties hereby agree and confirm that if any Party (“Breaching Party”) materially breaches any agreement hereunder or materially fails to perform any of its obligations hereunder, it constitutes default under this Agreement (“Breach”), the Non-Breaching Party shall be entitled to request the Breaching Party to rectify the Breach or take remedies within a reasonable period of time. If the Breaching Party fails to do so within such reasonable period of time or ten (10) Days after the Non-Breaching Party notifies the Breaching Party in writing and makes a remedy request, the Non-Breaching Party shall be entitled to decide at its sole discretion (1) to terminate this Agreement and claim for indemnification of all damages against the Breaching Party; or (2) to request the Breaching Party to continuously perform the obligations hereunder and claim for indemnification of all damages.

10.2

Notwithstanding other provisions of this Agreement, the validity of Section 10 shall not be affected by the suspension or termination of this Agreement.

11. MISCELLANEOUS.

11.1

This Agreement is made in Chinese in three (3) counterparts, with each Party retaining one (1)

counterpart thereof.

11.2

The execution, effectiveness, performance, amendment, interpretation and termination of this

Agreement shall be governed by the PRC Laws.

11.3

Any disputes arising from and in connection with this Agreement shall be settled through consultations among the Parties, and if the Parties fail to reach an agreement regarding such disputes within thirty (30) Days after their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Branch for arbitration in Shanghai in accordance with the arbitration rules. The arbitration award shall be final and binding on all the Parties.

11.4

In the event either Party’s performance of or performance on the agreed terms of this Agreement is affected as a direct result of earthquake, typhoon, flood, fire, war, computer virus, design flaw of

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instrumental software, Internet hacker attack, change in policies and laws, and other unforeseeable or unpreventable or unavoidable force majeure events, the Party which incurs such force majeure event shall immediately inform the other Party by facsimile and within thirty (30) Days shall present a supporting document with respect to details of the force majeure event and grounds for the failure or delay to perform this Agreement. The aforesaid document shall be issued by the notary authority at the region where the force majeure event occurs. The Parties shall determine whether the performance of part of this Agreement should be exempted or delay in the performance hereof should be conducted based on the extent of effect by such force majeure event on the performance hereof. Neither Party shall be liable for economic losses suffered by either Party due to force majeure events.

11.5

Any notice, request, demand and other correspondence required by or made pursuant to this Agreement shall be sent to the Parties concerned in written form. If the aforesaid notices or other communications are sent by facsimile, they shall be deemed to have been given once sent; in case of personal delivery, when personal delivery is made; and in case of mail delivery, five (5) Days after the date on which they are mailed.

11.6

Any rights, powers and remedies entitled to any Party by any provision herein shall not preclude any other rights, powers and remedies entitled to such Party in accordance with laws and other provisions under this Agreement, and a Party’s exercise of any of its rights, powers and remedies shall not preclude its exercise of other rights, powers and remedies by such Party.

11.7	The failure to or delay by a Party in exercise of any of its rights, powers and remedies under this Agreement or the laws (the "Such Rights") shall not constitute aa waiver of Such Rights, nor shall any single or partial waiver of Such Rights preclude the exercise of the same by such Party in other manner and the exercise of other Such Rights.

11.8	The headings of the sections herein are for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

11.9	This Agreement shall supersede any other previous written or oral agreements between the Parties with respect to the subject matter set forth herein and constitute the entire agreement between the Parties.

11.10	Each provision hereof shall be severable and independent from any other provision. In case any provision(s) hereof become(s) invalid, illegitimate or unenforceable, the validity, legitimacy and enforceability of the other provisions hereof shall not be affected thereby.

11.11	Any amendment and supplement to this Agreement shall be made in writing and only become effective

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upon duly execution by the Parties.

11.12	Neither Party may transfer or assign any of its rights and/or obligations hereunder to any third party without prior written consent of the other Party.

11.13	This Agreement shall be binding on the lawful successors of the Parties.

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Signature Page

IN WITNESS WHEREOF, the Parties have caused this Software Sub-License Agreement to be executed as of the date and in the place first set forth above.

EWORLD INFORMATION TECHNOLOGIES (SHANGHAI) CO., LTD.

(Corporate seal) By: ____________________ Name: Position: Authorized Representative

SHANGHAI EWORLDCHINA INFORMATION TECHNOLOGIES CO., LTD

(Corporate seal) By: ____________________ Name: Position: Authorized Representative

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